FOR IMMEDIATE RELEASE            CONTACT:     Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS ANNOUNCES AMENDMENT OF ACCOUNTS RECEIVABLE FACILITY
Company Achieves Improved Pricing and Terms

BLOOMFIELD HILLS, Michigan, September 15, 2011 – TriMas Corporation (NASDAQ: TRS) – a diversified manufacturer of engineered and applied products – announced today that it entered into an amendment of its accounts receivable facility with Wells Fargo Bank. The amended facility, which has a four-year term, provides committed funding of up to $90 million.

The amended accounts receivable facility provides a source of liquidity for the Company at a cost of funds equal to three month LIBOR (currently approximately 0.30%) plus an applicable margin of 1.50% or 1.75%, depending on amounts drawn under the facility. This facility supersedes the Company’s existing $75 million accounts receivables facility which had pricing of three month LIBOR plus a margin of 2.75%, and a scheduled expiry date of December 29, 2012.
Mark Zeffiro, TriMas’ chief financial officer, commented, “Together with our recently refinanced term loan and revolving credit facilities, this new agreement reflects our continued efforts to reduce our cost of capital, extend debt maturities and enhance our liquidity. We believe these new facilities provide us with the operational and financial flexibility necessary to continue executing on our long-term growth objectives and strategies.”

Cautionary Notice Regarding Forward-looking Statements
Any “forward-looking” statements contained herein, including those relating to market conditions or the Company’s financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, the Company’s substantial leverage, liabilities imposed by the Company’s debt instruments, market demand, competitive factors, the Company’s ability to maintain compliance with the listing requirements of NASDAQ, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and in the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent Asia Pacific and Cequent North America. TriMas has approximately 4,000 employees at more than 60 different facilities in 11 countries. For more information, visit www.trimascorp.com.
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